Exhibit 1.2

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

deed of CONVERSION AND amendment of articles of association

(The Magnum Ice Cream Company B.V.)
(new name: The Magnum Ice Cream Company N.V.)

This [day] day of [month] two thousand and twenty-five, there appeared before me, Guido Marcel Portier, civil law notary in Amsterdam, the Netherlands:

[Employee of Linklaters LLP, Amsterdam].

The person appearing declared the following:

The general meeting of The Magnum Ice Cream Company B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Reguliersdwarsstraat 63, 1017 BK Amsterdam, the Netherlands, registered with the Dutch Trade Register under number 97035467 (the “Company”), resolved on the [day] day of [month] two thousand and twenty-five to convert the Company into a public company (naamloze vennootschap) and to amend and completely readopt the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolution is evidenced by a written shareholder’s resolution, (a copy of) which has been attached to this deed (Annex).

The articles of association of the Company were last amended by a deed, executed on the twenty-third day of September two thousand and twenty-five before G.M. Portier, civil law notary in Amsterdam, the Netherlands.

Linklaters LLP

In implementing the aforementioned resolutions, the Company is hereby converted into a public company and the articles of association of the Company are amended and completely readopted as follows.

Articles of association:

[Articles of association]

Finally, the person appearing has declared:

Combining of shares

Upon the abovementioned amendment of the articles of association taking effect, the shares in the capital of the Company in issue immediately prior thereto, being forty-nine thousand nine hundred and ninety-four (49,994) shares, with a nominal value of one euro (EUR 1.00) each, shall be combined into fourteen thousand two hundred and eighty-four (14,284) shares, with a nominal value of three euro and fifty euro cents (EUR 3.50) each.

Issued and paid-up capital

Upon the abovementioned amendment of the articles of association taking effect, the issued and paid-up capital of the Company amounts to forty-nine thousand nine hundred and ninety-four euro (EUR 49,994.00), divided into fourteen thousand two hundred and eighty-four (14,284) shares, with a nominal value of three euro and fifty euro cents (EUR 3.50) each, numbered 1 through 14,284.

Auditor’s statement

(A copy of) the auditor's statement as referred to in Section 2:72, subsection 1, of the Dutch Civil Code, prepared by a qualified auditor, has been attached to this deed (Annex).

Close

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared to have taken note of and to agree to the contents of this deed and not to want the deed to be read out in full. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

Linklaters LLP